UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNIVERSAL TRUCKLOAD SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

UNIVERSAL TRUCKLOAD SERVICES, INC.

11355 Stephens Road

Warren, Michigan 48089

April 26, 2006

To all Our Shareholders:

The Board of Directors joins us in inviting you to attend our Annual Meeting of Shareholders. The meeting will be held at the Marriott Harbor Beach Resort and Spa, 3030 Holiday Drive, Fort Lauderdale, Florida 33316, on June 1, 2006. The meeting will begin at 11:00 a.m. (local time).

In addition to the matters described in the attached Proxy Statement, we will report on our business and progress during 2005 and the first quarter of 2006. Our performance for the year ended December 31, 2005 is discussed in the enclosed 2005 Annual Report to Shareholders.

We hope you will be able to attend the meeting and look forward to seeing you there.

Sincerely,

/s/ DONALD B. COCHRAN
Donald B. Cochran President and Chief Executive Officer

UNIVERSAL TRUCKLOAD SERVICES, INC.

11355 Stephens Road

Warren, Michigan 48089

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 1, 2006

TO THE SHAREHOLDERS OF UNIVERSAL TRUCKLOAD SERVICES, INC.:

NOTICE IS HEREBY GIVEN that our Annual Meeting of Shareholders of Universal Truckload Services, Inc., a Michigan corporation, will be held at the Marriott Harbor Beach Resort and Spa, 3030 Holiday Drive, Fort Lauderdale, Florida 33316, on June 1, 2006. The Annual Meeting will begin at 11:00 a.m. (local time), for the following purposes:

1.	To elect eight Directors for the coming year.

2.	To ratify the appointment of KPMG LLP to serve as our independent registered public accountants for our year ending December 31, 2006.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only holders of record of the Company’s common stock at the close of business April 3, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If there is an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to allow further solicitation of proxies by the Company. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Annual Meeting. Our 2005 Annual Report is also enclosed.

Each of you is invited to attend the Annual Meeting in person, if possible. Whether or not you plan to attend in person, please mark, date and sign the enclosed proxy, and mail it promptly. A return envelope is enclosed for your convenience.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ ROBERT E. SIGLER
Robert E. Sigler Vice President, Chief Financial Officer, Secretary and Treasurer

Warren, Michigan

April 26, 2006

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING TO ASSURE THE PRESENCE OF A QUORUM. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND GIVING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

UNIVERSAL TRUCKLOAD SERVICES, INC.

11355 STEPHENS ROAD

WARREN, MICHIGAN 48089

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 1, 2006

Solicitation of Proxies and Date, Time and Place of Annual Meeting

This Proxy Statement is first being sent to the Shareholders of Universal Truckload Services, Inc. on or about May 1, 2006, in connection with the solicitation of proxies by our Board of Directors to be voted at our Annual Meeting of Shareholders, or the Annual Meeting, which is scheduled to be held on Thursday, June 1, 2006 at 11:00 a.m. (local time) as set forth in the attached notice. A proxy card is enclosed.

Cost of Solicitation

The expense of the solicitation of proxies for the Annual Meeting, including the cost of mailing, has been or will be paid by us. In addition to solicitation by mail, directors and officers may solicit proxies by telephone, facsimile or personal interview, and we will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. We have retained ADP Investor Communication Services to aid in the solicitation of proxies, for which the estimated cost is $11,000 plus reasonable out-of-pocket expenses. We will arrange with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and will reimburse them for their expenses in so doing.

Record Date

The record date for our Annual Meeting is the close of business on April 3, 2006, or the Record Date. Only holders of record of our Common Stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. On the Record Date, there were 16,117,500 shares of Common Stock outstanding.

Voting

A share of our Common Stock cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy card as promptly as possible in the postage paid envelope provided to ensure that there is a quorum and that your shares will be voted at the Annual Meeting. When proxies in the accompanying form are returned properly executed and dated, the shares represented thereby will be voted at the Annual Meeting. If a choice is specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, the proxy will be voted FOR approval of the proposals: (i) to elect eight Directors to serve until the next Annual Meeting in 2007 and until their successors are elected and qualified or until their earlier resignation, removal from office or death, and, (ii) to ratify the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2006.

How do I revoke my proxy?

Any stockholder giving a proxy has the right to revoke it any time before it is voted by filing with our Secretary a written revocation, or by filing a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The revocation of a proxy will not be effective until notice thereof has been received by our Secretary.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business by such holders at the Annual Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners also will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”).

What are my voting rights?

Holders of the Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting. Shareholders are not entitled to cumulative voting in the election of directors. In the election of directors, a plurality of shares voted, either in person or by proxy, is required. This means that the nominees for election as directors who receive the highest number of votes at the Annual Meeting will be elected as directors. The ratification of the appointment of KPMG LLP as independent registered public accountants will require the affirmative vote of the holders of a majority of the shares of the Common Stock present or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will not be counted in determining whether a proposal has been approved.

Proposals of Shareholders

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder wishing to have a proposal considered for inclusion in our proxy solicitation material for the Annual Meeting of Shareholders to be held in 2007 must set forth such proposal in writing and file it with the Secretary of the Company no later than January 1, 2007, the date that is 120 days before May 1, 2007. Further, pursuant to Rule 14a-4, if a shareholder fails to notify us of a proposal before March 16, 2007, the date that is 45 days before May 1, 2007, such notice will be considered untimely, and management proxies may use their discretionary voting authority to vote on any such proposal.

Executive Office

Our executive office is located at 11355 Stephens Road, Warren, Michigan 48089. Our telephone number is (586) 920-0100.

Financial Information Available

A copy of our Annual Report on Form 10-K for the year ended December 31, 2005, including the consolidated financial statements, and our First Amendment to our Annual Report on Form 10-K/A, may be obtained without charge by writing to our corporate secretary at the above address. The Annual Report and the First Amendment to the Annual Report are also available on our website at www.goutsi.com under “Investor Information.”

PROPOSAL 1—ELECTION OF DIRECTORS

The Board is currently composed of eight Directors (Donald B. Cochran, Matthew T. Moroun, Manuel J. Moroun, Joseph J. Casaroll, Angelo A. Fonzi, Daniel C. Sullivan, Richard P. Urban and Ted B. Wahby), whose terms will expire upon the election and qualification of directors at the Annual Meeting to be held on June 1, 2006. At each annual meeting of shareholders, directors will be elected for a full term until the next annual meeting of shareholders, to succeed those directors whose terms are expiring.

Our Amended and Restated Bylaws provide that the number of directors on the Board of Directors, which we may refer to as the Board, shall be fixed from time to time and determined by the Board of Directors serving at the time; provided, that the number of directors shall be no less than one and no more than thirteen, and that the number of directors shall not be reduced so as to shorten the terms of any directors at that time in office. The number of directors is currently set at eight. The directors are elected at each annual meeting of the shareholders, each to hold office until the next annual meeting of shareholders and until a successor is elected, or until his or her resignation or removal from office. It is intended by the Board that proxies received will be voted to elect the eight Directors named below to serve until the next annual meeting of shareholders and until a successor is elected, or until his or her resignation or removal from office.

The Board has nominated Donald B. Cochran, Matthew T. Moroun, Manuel J. Moroun, Joseph J. Casaroll, Angelo A. Fonzi, Daniel C. Sullivan, Richard P. Urban and Ted B. Wahby as Directors, each to serve until the 2007 annual meeting of shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT MESSRS. COCHRAN, MATTHEW T. MOROUN, MANUEL J. MOROUN, CASAROLL, FONZI, SULLIVAN, URBAN AND WAHBY BE ELECTED AT THE ANNUAL MEETING AS DIRECTORS.

Each of the nominees has consented to serve until his term expires if elected at the Annual Meeting as a Director. If any nominee declines or is unable to accept such nomination to serve as a Director, events which the Board does not now expect, the proxies reserve the right to vote for another person as a Board nominee. The proxy solicited hereby will not be voted to elect more than eight Directors.

The eight nominees for Directors receiving a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote will be elected as directors, provided a quorum is present. Certain information about all of the directors and nominees for director is furnished below. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

MANAGEMENT—DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of December 31, 2005, the names and ages of our directors and executive officers and the positions they hold. All of the directors listed below are nominees for director as listed herein. Executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position
Donald B. Cochran	55	President, Chief Executive Officer and Director (1)
Robert E. Sigler	61	Vice President, Chief Financial Officer, Secretary and Treasurer
Leo Blumenauer	60	Vice President of Business Development
Matthew T. Moroun	32	Chairman of the Board of Directors (1)(3)
Manuel J. Moroun	78	Director (1)(3)
Joseph J. Casaroll	69	Director (1)(2)
Angelo A. Fonzi	71	Director (1)(3)
Daniel C. Sullivan	65	Director (1)
Richard P. Urban	64	Director (1)(2)
Ted B. Wahby	75	Director (1)(2)

(1)	Directors currently nominated for re-election.
(2)	Member of Audit Committee.
(3)	Member of Compensation and Stock Option Committee.

Directors of the Company

Donald B. Cochran, age 55. Mr. Cochran has been our President and Chief Executive Officer and a director since our formation in December 2001. In addition, Mr. Cochran served as the President of Universal Am-Can, Ltd., one of our subsidiaries, from October 1995 through March 2006. Mr. Cochran has had responsibility for the managerial oversight of the operating companies that now make up Universal Truckload Services, Inc. since October 1995.

Matthew T. Moroun, age 32. Mr. Moroun has served as a director on our Board of Directors since November 2004. Mr. Moroun also has served as Vice Chairman and as a director of CenTra, Inc., a transportation holding company based in Warren, Michigan, since 1993. Mr. Moroun also has been a manager of Liberty Bell Agency, an insurance claims adjustment company, since 1994, and since 1995 has been Chairman of the Board of DuraRock Reinsurance, Ltd., a reinsurance company. Since 1996, Mr. Moroun has served as Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan, and its subsidiaries. Mr. Moroun has also served as a director of P.A.M. Transportation Services, Inc. since May 1992. Mr. Moroun is a member of our Compensation and Stock Option Committee. Matthew T. Moroun is the son of Manuel J. Moroun.

Manuel J. Moroun, age 78. Mr. Moroun has served as a director on our Board of Directors since November 2004. Mr. Moroun is the President and Chief Executive Officer of CenTra, Inc., a transportation holding company headquartered in Warren, Michigan. Mr. Moroun has been a principal shareholder and officer of CenTra, Inc. and its predecessor companies since 1954, and its Chief Executive Officer since 1970. Mr. Moroun has served as a director of P.A.M. Transportation Services, Inc. since May 2002. Mr. Moroun is a member of our Compensation and Stock Option Committee. Manuel J. Moroun is the father of Matthew T. Moroun.

Joseph J. Casaroll, age 69. Mr. Casaroll has served as a director on our Board of Directors since November 2004. Mr. Casaroll served as Vice President and General Manager of F.C.S., Inc., a multi-level railcar loading and unloading, automotive yard management and railcar maintenance company, from October 2000 to May 2002. Previously, Mr. Casaroll held various positions at General Motors from 1959 through 1998. Mr. Casaroll served as a director of P.A.M. Transportation Services, Inc. from June 1998 to September 2000. Mr. Casaroll is a member of our Audit Committee.

Angelo A. Fonzi, age 71. Mr. Fonzi has served as a director on our Board of Directors since November 2004, and is currently a member of our Compensation and Stock Option Committee. Mr. Fonzi was Chairman of the Board of Directors and President and Chief Executive Officer of AFA Enterprises, Inc. and its subsidiaries from its inception in June 1981 through August 2004. Mr. Fonzi has served as a consultant to Universal Am-Can, Ltd. since August 2004.

Daniel C. Sullivan, age 65. Mr. Sullivan has served as a director on our Board of Directors since November 2004. Mr. Sullivan has been a partner with the law firm of Sullivan Hincks & Conway since 1970. His legal practice focuses on motor carrier transportation law. He has served on the board of P.A.M. Transportation Services, Inc. since 1986.

Richard P. Urban, age 64. Mr. Urban has served as a director on our Board of Directors since November 2004. Mr. Urban has been a consultant with Urban Logistics, Inc., a consulting firm, since November 2000. Previously, Mr. Urban worked in various supply and logistics capacities at DaimlerChrysler AG since 1965. Mr. Urban is a member of our Audit Committee.

Ted B. Wahby, age 75. Mr. Wahby has served as a director on our Board of Directors since December 2004. Mr. Wahby has been the Treasurer of Macomb County, Michigan, since January 1995. Previously, Mr. Wahby was the Mayor of the City of St. Clair Shores, Michigan from 1983 to 1995, and held various positions at Comerica Bank from 1952 through 1983, including serving as Vice President. Mr. Wahby also serves as the Chairman of the Board of Mount Clemens General Hospital. Mr. Wahby is a member of our Audit Committee.

Executive Officers of the Company

Donald B. Cochran, age 55. Mr. Cochran has been our President and Chief Executive Officer and a director since our formation in December 2001. In addition, Mr. Cochran served as the President of Universal Am-Can, Ltd., one of our subsidiaries, from October 1995 through March 2006. Mr. Cochran has had responsibility for the managerial oversight of the operating companies that now make up Universal Truckload Services, Inc. since October 1995.

Robert E. Sigler, age 61. Mr. Sigler has been our Vice President and Chief Financial Officer since our formation in December 2001. Mr. Sigler has been the Chief Financial Officer of Universal Am-Can, Ltd., since November 1995. Previously, Mr. Sigler served as the Vice President of Finance for one of our subsidiaries, Economy Transport, Inc., from October 1988 until January 1995. Mr. Sigler previously served as Controller for Universal Am-Can, Ltd. from June 1981 until October 1988.

Leo Blumenauer, age 60. Mr. Blumenauer has been our Vice President of Business Development since January 2004. Mr. Blumenauer has been president of The Mason and Dixon Lines, Inc. since December 1999. Mr. Blumenauer also served as President of Louisiana Transportation, Inc. from October 2000 until May 2001. In addition, Mr. Blumenauer served as President and Chief Executive Officer of Advanced Distribution Systems, Inc., a truckload carrier based in Ohio from 1995 to November 1999.

Key Relationships

Matthew T. Moroun, the Chairman of our Board of Directors, is the son of Manuel J. Moroun, also one of our directors. Matthew T. Moroun and a trust controlled by Manuel J. Moroun together own 10,022,500 shares, or 62.18% of the shares of our common stock, and hold these shares as one block of shares for voting purposes.

Information Regarding Board of Directors and Committees

Our business, property and affairs are managed under the direction of our Board of Directors. Our Board held seven formal meetings during 2005. All were regular meetings and no special meetings were held. All of our directors were present for each of the meetings held in 2005.

Our Board currently consists of eight directors. Our Board has determined that each of Messrs. Casaroll, Sullivan, Urban and Wahby is “independent,” as defined under and required by the federal securities laws and the rules of The Nasdaq National Market. All of our directors stand for election at each annual meeting of our shareholders.

Because more than fifty percent (50%) of the voting power of our company is controlled by Matthew T. Moroun and a trust controlled by Manuel J. Moroun, Matthew T. Moroun’s father, we have elected to be treated as a “controlled company” in accordance with the rules of The Nasdaq National Market. Accordingly, we are not required to comply with The Nasdaq National Market rules which would otherwise require a majority of our board to be comprised of independent directors and require our board to have a compensation committee and a nominating and corporate governance committee comprised of independent directors.

We encourage shareholder communications with directors. Shareholders may communicate with a particular director, all directors or the Chairman of the Board by mail or courier addressed to him or the entire Board in care of Robert E. Sigler, Secretary, Universal Truckload Services, Inc., 11355 Stephens Road, Warren, Michigan 48089. All correspondence should be in a sealed envelope marked “Confidential” and will be forwarded unopened to the director as appropriate.

The Board encourages all members of the Board of Directors to attend our annual shareholder meeting. Failure to attend annual meetings without good reason is a factor considered in determining whether to renominate a current board member. Since our initial public offering took place on February 10, 2005, we did not hold an annual meeting for shareholders last year.

The standing committees of our board of directors currently consist of an audit committee and a compensation and stock option committee.

Audit Committee

Our audit committee is composed of Messrs. Casaroll, Urban and Wahby, and our Board has determined that each of the members of our audit committee is “independent,’’ defined under and required by the federal securities laws and the rules of The Nasdaq National Market, including Rule 10A-3(b)(i) under the Exchange Act. That is, the Board has determined that none of them has a relationship with us that may interfere with their independence from us and our management.

Our Board has determined that Mr. Wahby qualifies as an “audit committee financial expert” as that term is defined in Item 401(h)(2) of SEC Regulation S-K, and has the “financial sophistication” required under the rules of The Nasdaq National Market. Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an audit committee financial expert, and the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board.

The principal duties and responsibilities of our audit committee are as follows:

•	to review and discuss with management the annual and quarterly financial statements, internal control reports, and other relevant reports submitted by the independent registered public accountant;

•	to review with management and the independent registered public accountant each Quarterly Report on Form 10-Q and recommend to the board of directors whether the financial statements should be included in the Annual Report on Form 10-K;

•	to review earnings press releases with management;

•	to select, evaluate, oversee, compensate, annually review the performance of and, when appropriate, replace the independent registered public accountant;

•	to review any problems or difficulties that the independent registered public accountant brings to its attention and management’s response thereto;

•	to review the independent registered public accountant’s attestation and report on management’s internal controls;

•	to discuss with the independent registered public accountant all critical accounting policies and practices, all alternative treatments of financial information, material written communication between the independent registered public accountant and management and the quality of our accounting principles;

•	to obtain and review, at least annually, an independent registered public accountants’ report describing the independent registered public accountants’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review of the independent registered public accountants or any inquiry by governmental authorities, and all relationships between us and the independent registered public accountants;

•	to review and pre-approve both audit and nonaudit services to be provided by the independent registered public accountant, and to engage in dialogue with the independent registered public accountant regarding any services or relationships which might impact the independent registered public accountants’ objectivity;

•	to review and approve related party transactions;

•	to establish and maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls, or auditing matters;

•	to review the activities and qualifications of the internal audit function; and

•	to report periodically to our full board of directors with respect to any issues raised by the foregoing.

During 2005, the Audit Committee met five times. The audit committee is governed by a written charter, which is available on our website, www.goutsi.com.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee assists the Board in overseeing the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 with management, including a discussion of the adequacy and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the Audit Committee deems appropriate, including KPMG’s accountability to the Board and the Audit Committee. The Audit Committee discussed with KPMG, which is responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, its judgment as to the acceptability and quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees), and discussed and reviewed the results of KPMG’s examination of the financial statements. In addition, the Audit Committee has received from KPMG written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with KPMG its own independence from management and the Company. The Audit Committee also considered whether the provision of non-audit services was compatible with maintaining KPMG’s independence.

The Audit Committee discussed with KPMG the overall scope and plans for its audits. The Audit Committee meets with KPMG with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during the fiscal year ended December 31, 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Audit Committee:

Joseph J. Casaroll

Richard P. Urban

Ted B. Wahby

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Universal Truckload Services, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation and Stock Option Committee

Our Compensation and Stock Option Committee for the current term of the Board was composed of Matthew T. Moroun, Manuel J. Moroun and Angelo A. Fonzi. The principal duties of the Compensation and Stock Option Committee are as follows:

•	to determine, or recommend for determination by our Board of Directors, the compensation of our chief executive officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

•	to review and approve, or recommend to our Board of Directors for approval, any employment contracts or similar arrangement between the company and any executive officer of the company; and

•	to review, monitor, and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans.

The Compensation and Stock Option Committee met two times during 2005. Our Board has adopted a written charter for the Compensation and Stock Option Committee. The Compensation and Stock Option Committee Charter is posted on our website, www.goutsi.com, in the Investor Relations section under Corporate Governance, and is available free of charge through our website.

Director Nomination Process

The Board of Directors has no standing nominating committee or any committee performing the functions of a nominating committee. The Board believes that, based on the evaluations conducted by its members, as described below, it is not necessary to have a standing nominating committee at this time. The full Board recommends nominees for the position of director, for shareholder consideration. In selecting director nominees, the directors take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, and personal and professional integrity. The directors believe that continuity in leadership and board tenure will maximize the Board’s ability to exercise meaningful board oversight. The directors generally consider as potential candidates those incumbent directors interested in standing for reelection whom the directors believe have satisfied director performance expectations, including regular attendance at, preparation for, and meaningful participation in board and committee meetings. The directors also consider the need to have at least three members of the Board that satisfy the “independence” requirements for Audit Committee membership, and the need to have at all times at least one “audit committee financial expert” who possesses the requisite “financial sophistication” for such a role.

Shareholder Recommendations for Director Nominees

It is generally the policy of the Board to consider the shareholder recommendations of proposed director nominees, if such recommendations are serious and timely received. To be considered “timely received,” recommendations must be received in writing at our principal executive offices, 11355 Stephens Road, Warren, Michigan, 48089, no later than January 1, 2007, the date that is 120 days before May 1, 2007. In addition, any shareholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the shareholder proposing such nominee; and

•	a description of any financial or other relationship between the shareholder and such nominee or between the nominee and us or our subsidiaries.

In order to be considered by the Board, any candidate proposed by one or more shareholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors, executive and financial officers and employees. The Code of Business Conduct and Ethics has been posted on our website at www.goutsi.com in the Investor Relations section under Corporate Governance and is available free of charge through our website. We will post information regarding any amendment to, or waiver from, our Code of Business Conduct and Ethics for executive and financial officers and directors on our website in the Company section under the Investor Relations section under Corporate Governance.

Tax Law Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits the amount that we may deduct for compensation paid to any of our most highly compensated officers to $1,000,000 per person. To date, we have not paid “compensation” within the meaning of Section 162(m) to any of our executive officers in excess of $1,000,000, and management does not believe that we will do so in the near future. Therefore, we do not have a policy at this time regarding qualifying compensation paid to our executive officers for deductibility under Section 162(m), but we will formulate such a policy if the compensation level for any executive approaches $1,000,000.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own beneficially more than ten percent (10%) of the shares of our Common Stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission, or SEC. Copies of all filed reports are required to be furnished to us pursuant to Section 16(a). Based solely on the reports received by us and on written representations from reporting persons, we believe that the current directors and executive officers complied with all applicable filing requirements during the fiscal year ended December 31, 2005.

SECURITY OWNERSHIP BY MANAGEMENT AND OTHERS

We had outstanding 16,117,500 shares of common stock, no par value, or the Common Stock, on April 3, 2006. The Common Stock constitutes the only class of our outstanding voting securities.

The table below sets forth the number of shares of our common stock beneficially owned and the percentage ownership of our common stock, for the following persons:

•	each person that beneficially owns 5% or more of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the federal securities rules that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares subject to options or warrants held by that person or member of that group that are or will become exercisable within 60 days are deemed outstanding, although the shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
Greater than 5% owners:
Matthew T. Moroun (1) (2) (4)	5,045,038	31.30%
Manuel J. Moroun (1) (2) (3) (4)	4,977,462	30.88%
Directors:
Joseph J. Casaroll (1)	500	*
Angelo A. Fonzi (1)	—	—
Daniel C. Sullivan (1)	—	—
Richard P. Urban (1)	—	—
Ted B. Wahby (1)	—	—
Executive Officers
Donald B. Cochran (1) (4)	55,000	*
Robert E. Sigler (1)	55,000	*
Leo Blumenauer (1)	55,000	*
All directors and executive officers as a group (10 persons)	10,188,000	63.21%

(1)	The address for this person is c/o Universal Truckload Services, Inc., 11355 Stephens Road, Warren, Michigan 48089.
(2)	Matthew T. Moroun is the son of Manuel J. Moroun. The Morouns have agreed to vote their shares as a group. The table above reflects the actual number of shares that each of them owns. Each of Matthew T. Moroun and Manuel J. Moroun disclaims beneficial ownership of the shares owned by the other.
(3)	All shares are held by the Manuel J. Moroun Revocable Trust U/A 3/27/77, as amended and restated on December 22, 2004. Voting and investment power over this trust is exercised by Manuel J. Moroun, as trustee.
(4)	This person is also a member of the Board of Directors of the Company
(*)	Less than 1%

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

Our board of directors has adopted a director compensation policy pursuant to which each non-employee director will receive an annual cash retainer of $10,000, payable in quarterly installments. Our directors also will receive an additional payment of $500 per meeting of the board or board committee attended, up to a maximum of $1,000 per day. The chairman of our audit committee will receive an additional annual cash retainer of $2,000, payable quarterly. We also reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. Our employee directors do not receive any fees for attendance at meetings or for their service on our board of directors.

As part of the acquisition of AFA Enterprises, Inc., or AFA, in August 2004, we entered into a consulting agreement with Angelo A. Fonzi, a current member of our board of directors. Under the consulting agreement, in exchange for providing certain consulting services to AFA, Mr. Fonzi is entitled to receive cash payments of $10,000 per month through August 2006 and $5,000 per month from September 2006 through August 2008. In addition, we will reimburse Mr. Fonzi for reasonable expenses incurred in carrying out his obligations under the consulting agreement, provide Mr. Fonzi with the use of an automobile and provide medical insurance for Mr. Fonzi’s spouse.

Additional information concerning transactions between us and entities affiliated with members of the compensation committee is included under the heading “Transactions With Management and Others and Certain Business Relationships.”

Compensation of Executive Officers

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our chief executive officer and our other named executive officers during years 2003, 2004 and 2005:

		Annual Compensation						Long-term Compensation
Name and Principal Position	Year	Salary		Bonus (1)		Total		Securities Underlying Options (#)	All Other Compensation (2)
Donald B. Cochran President and Chief Executive Officer	2005 2004 2003	$ $ $	304,224 252,380 217,338	$ $ $	288,538 187,616 49,512	$ $ $	592,762 439,996 266,850	55,000 -0- -0-	$ $ $	141,212 6,482 —

Robert E. Sigler Vice President, Chief Financial Officer, Secretary and Treasurer	2005 2004 2003	$ $ $	263,896 214,300 181,058	$ $ $	252,700 157,768 41,635	$ $ $	516,596 372,068 222,693	55,000 -0- -0-	$ $ $	103,607 6,220 —

Leo Blumenauer Vice President of Business Development	2005 2004 2003	$ $ $	245,528 199,316 174,353	$ $ $	216,597 146,682 38,710	$ $ $	462,125 345,998 213,063	55,000 -0- -0-	$ $ $	89,658 1,698 —

(1)

The Chief Executive Officer and the two other named executive officers are each eligible to earn an annual incentive bonus in an amount up to 200% of annual base salary pursuant to the terms of the Universal Truckload Services, Inc. Incentive Compensation Plan for Calendar Years 2004-2006, or the Bonus Plan. The actual amount of the bonus earned is based on our achievement of certain revenue and operating expense targets. Any earned bonus is paid in installments over five years, subject to continued full time employment throughout the calendar year in which the bonus is earned and through each payment date; provided, however, that payment on a pro-rata basis will be made if the executive’s employment terminates as a result of his death or total disability. The Bonus Plan is not intended to satisfy the requirements under Section 162(m) of the Code (and the rules and regulations promulgated there under) regarding the disqualification of payments made from deductibility under federal income tax law. The full amount earned under the Bonus Plan for each year is listed under the “Bonus” column in the year it was earned; the amount actually paid out to each executive officer in a particular year (in accordance with the Bonus Plan as described in “Executive Bonuses,” on page 12 of this document) is included in the “All Other Compensation” column for the year it was actually paid out.

(2)	Includes $134,646 earned and disclosed in previous years under the Company’s Bonus Plan but paid out this year, $6,356 in car allowance and $210 in term life insurance premiums in 2005 and $6,344 in car allowance and $138 in term life insurance premiums in 2004 for Mr. Cochran; $107,510 earned and disclosed in previous years under the Company’s bonus plan but paid out this year, $1,440 in car allowance and $210 in term life insurance premiums for 2005 and $5,824 in car allowance and $396 in term life insurance premiums in 2004 for Mr. Sigler; and $88,008 earned and disclosed in previous years under the Company’s bonus plan but paid out this year, $1,440 in car allowance and $210 in term life insurance premiums for 2005 and $1,440 in car allowance and $258 in term life insurance premiums in 2004 for Mr. Blumenauer. The full amount earned under the Bonus Plan for each year is listed under the “Bonus” column in the year it was earned; the amount actually paid out to each executive officer in a particular year (in accordance with the Bonus Plan as described in “Executive Bonuses,” on page 13 of this document) is included in the “All Other Compensation” column for the year it was actually paid out.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%($)	10%($)
Donald B. Cochran	55,000	21.2%	$22.50	2/11/2012	$503,787	$1,174,037
Robert E. Sigler	55,000	21.2%	$22.50	2/11/2012	$503,787	$1,174,037
Leo Blumenauer	55,000	21.2%	$22.50	2/11/2012	$503,787	$1,174,037

(1)	Options are 100% vested and exercisable upon the grant of the options.
(2)	In accordance with the rules and regulations of the Securities Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company’s estimate or projection of future Common Stock prices, and no assurance can be given that the rates of annual compound stock appreciation assumed will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The- Money Options at Fiscal Year End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald B. Cochran	-0-	-0-	55,000	-0-	$27,500	-0-
Robert E. Sigler	-0-	-0-	55,000	-0-	$27,500	-0-
Leo Blumenauer	-0-	-0-	55,000	-0-	$27,500	-0-

(1)	Market value Options are “in-the-money” only if the closing market price of the Common Stock on December 30, 2005 (the last day of trading in fiscal year 2005) exceeded the exercise price of the options. The closing sale price for the Company’s Common Stock as of December 30, 2005 on the Nasdaq National Market was $23.00 per share.

EQUITY COMPENSATION PLAN INFORMATION

We maintain one stock incentive plan, the 2004 Stock Incentive Plan. In December 2004, our Board of Directors approved, effective upon completion of our initial public offering, the issuance of 260,000 stock options to employees under such plan. These options were issued on February 11, 2005. The following table presents information with respect to the 2004 Stock Incentive Plan as of December 31, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	$0	0
Equity compensation plans not approved by security holders	260,000	$22.50	240,000

Total	260,000	$22.50	240,000

Employment Agreements

On September 13, 2004, we entered into employment agreements individually with Donald B. Cochran, our President, Chief Executive Officer and a member of our board of directors, Robert E. Sigler, our Vice President and Chief Financial Officer, and Leo Blumenauer, our Vice President of Business Development. Each of these employment agreements is for a four-year term, subject to termination upon notice. Under each agreement, we have the option of extending the term for another two years. Pursuant to such agreements, Messrs. Cochran, Sigler and Blumenauer are entitled to receive:

•	an initial base salary of $300,000 for Mr. Cochran, $260,000 for Mr. Sigler and $242,000 for Mr. Blumenauer for the first year, with a five percent increase in each subsequent year thereafter;

•	fringe benefits provided by us to our employees in the normal course of business, including insurance coverage; and

•	reimbursement for all reasonable and necessary business expenses.

Key Executive Employment Protection Agreements

If we terminate Mr. Cochran, Mr. Sigler or Mr. Blumenauer without cause as defined in his respective employment agreement, he will continue to receive his then-current salary for the greater of 12 months or the remaining term of his employment agreement up to a maximum of 24 months. If we terminate any of these executives due to a medical disability which renders him unable to perform the essential functions of his employment, his then-current compensation shall be continued for one year from the date of his disability. Each of these executives has agreed not to compete with us for a one-year period following the end of his employment with us. We do not have any change-in-control agreements with any of these executives.

Executive Bonuses

In December 2004, our Board of Directors approved an incentive compensation plan applicable to executive officers, pursuant to which our executive officers are eligible to earn annual cash bonuses for each of calendar years 2004 through 2006 based upon our consolidated financial results (as reported in our audited consolidated financial statements). The bonuses are contingent upon our achievement of a consolidated operating ratio (total operating expenses divided by total operating revenues) of less than 97% for the applicable bonus year. As further described in the plan, an executive officer’s bonus for the applicable bonus year is calculated as the sum of:

(a) an amount equal to 70% of the executive officer’s annual salary multiplied by a percentage ranging from 0%, if the annual consolidated operating ratio exceeds 95.9%, to 200%, if the consolidated operating ration is less than or equal to 88.9%; and

(b) an amount equal to 30% of the executive officer’s annual salary multiplied by a percentage ranging from 0%, if the annual increase in consolidated operating revenues is less than 5.1%, to 200%, if the annual increase in consolidated operating revenues equals or exceeds 25.1%.

The calculation of the annual consolidated operating ratio and the annual increase in consolidated operating revenues is subject to adjustment as determined by the Board of Directors, in accordance with the terms of the plan to reflect extraordinary events such as the acquisition or disposition of a line of business.

Any bonus awarded to an executive officer under the plan is generally payable over a five-year period beginning with 40% on or before March 15th in the year following the year in which the bonus is earned and in equal installments of 15% over the remaining four years, subject to the executive officer’s continued employment on each payment date. The incentive compensation plan for executive officers is not intended to satisfy the requirements under Section 162(m) of the Internal Revenue Code of 1986 (and the rules and regulations promulgated thereunder) regarding the disqualification of payments made from deductibility under federal income tax law.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation and Stock Option Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Stock Option Committee.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

The following report was prepared by Matthew T. Moroun, Manuel J. Moroun and Angelo A. Fonzi, as members of our Compensation and Stock Option Committee.

The compensation of our executive officers is determined by the Compensation and Stock Option Committee, or the Committee, of the Board of Directors.

The Committee’s philosophy is to provide competitive forms and levels of compensation compared to companies of similar size and business area. This philosophy is intended to assist us in attracting, retaining and motivating executives with superior leadership and management abilities. Consistent with this philosophy, the Committee determines a total compensation structure for each officer, consisting primarily of salary, bonus and stock options. The proportions of the various elements of compensation vary among the officers depending upon their levels of responsibility.

The Committee establishes salary recommendations to the Board at a level intended to be competitive with the average salaries of executive officers in comparable companies with adjustments made to reflect our financial health. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, but only if they earn it through individual performance and our performance.

Long-term incentives are provided through stock options granted under our Stock Option Plan. The stock options represent an additional vehicle for aligning management’s and stockholders’ interest, specifically motivating executives to remain focused on the market value of the Common Stock in addition to earnings per share and return on equity goals.

The Committee, subject to any employment agreements in effect with its executive officers, reviews and recommends to the Board for approval the salaries, bonuses and long-term incentives of our executive officers. In addition, the Committee recommends to the Board the granting of stock options under our Stock Option Plan to executive officers and other selected employees, directors and to consultants, and otherwise administers our Stock Option Plan.

With respect to Chief Executive Officer compensation, the compensation of Donald B. Cochran, our President and Chief Executive Officer, for 2005 was determined in part under an employment agreement with us dated September 13, 2004. This employment agreement entitles Mr. Cochran to a base salary for 2006 of $319,704. See “Employment Agreements” for further information on employment agreements with Mr. Cochran and other officers.

The Committee is also responsible for recommending to the Board bonus amounts, if any, payable to Mr. Cochran, the Chief Executive Officer. Any bonuses payable will be determined by the Compensation and Stock Option Committee, based on the same elements and factors relating to our other Executive Officers.

The Committee has not formulated any policy regarding qualifying compensation paid to our Executive Officers for deductibility under the limits of Section 162(m) of the Internal Revenue Code of 1986, as amended, because the Committee does not anticipate that any executive officers would receive compensation in excess of such limits in the near future.

Compensation and Stock Option Committee:

Matthew T. Moroun

Manuel J. Moroun

Angelo A. Fonzi

PERFORMANCE COMPARISON

Since February 10, 2005, our Common Stock has been quoted on The Nasdaq National Market. The following graph shows changes during the period from February 10, 2005 to December 31, 2005 in the value of $100 invested in: (1) our Common Stock; (2) the CRSP Total Return Index for The Nasdaq Stock Market (US); and (3) CRSP Total Return Index for the Nasdaq Trucking & Transportation Index. The value of each investment as of the dates indicated are based on share prices plus any dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes.

Comparison of Cumulative Total Returns

Performance Graph for

UNIVERSAL TRUCKLOAD SERVICES, INC.

Legend

Symbol	CRSP Total Returns Index for:	02/2005	06/2005	12/2005
	UNIVERSAL TRUCKLOAD SERVICES, INC.	100.0	75.1	102.2
	Nasdaq Stock Market (US Companies)	100.0	99.6	107.1
	Nasdaq Trucking & Transportation Stocks	100.0	94.8	107.8

TRANSACTIONS WITH MANAGEMENT AND OTHERS AND CERTAIN BUSINESS RELATIONSHIPS

Spin-Off

On December 31, 2004, CenTra, Inc., or CenTra, distributed all of our shares held by CenTra to Matthew T. Moroun and a trust controlled by Manuel J. Moroun.

Registration Rights Agreement

Pursuant to a registration rights agreement we entered into with Matthew T. Moroun and a trust controlled by Manuel J. Moroun on December 31, 2004, we granted piggyback registration rights to a trust controlled by Manuel J. Moroun, Matthew T. Moroun, and their transferees.

As a result of these registration rights, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our shareholders that is party to the security holders’ agreement the opportunity to participate, or “piggyback,” in the registration. If a piggyback registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the piggyback registration generally is such that we receive first priority with respect to the shares we are issuing and selling.

The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the offering. We generally are required to pay the registration expenses in connection with piggyback registrations.

Transition Services Agreement

CenTra historically has provided several services to us along with its other operating subsidiaries, including treasury, legal, human resources, information technology and tax services. In return, through December 31, 2002, CenTra allocated a portion of its operating costs to us and its other subsidiaries based upon its estimate of the services utilized by each entity. The costs allocated to us included, but were limited to, a portion of CenTra’s salaries, wages and fringe benefits paid to its senior management, treasury management staff, human resources department, legal department, information technology department and tax department, all of which were utilized by us. Also, through 2002, we were located in CenTra’s corporate headquarters facility. As such, we were allocated costs relating to supplies, building maintenance and repairs. In 2002, we were allocated costs totaling $1.7 million.

We believe that the allocation method used by CenTra in 2002 was reasonable. In January 2003, we moved from CenTra’s headquarters and into our corporate headquarters facility in Warren, Michigan. Additionally, we established our own information technology department and infrastructure and treasury management functions. As a result of these factors, we came to an agreement with CenTra whereby we would no longer be allocated costs as part of its pool of subsidiaries; however, we would continue to reimburse CenTra for the services we utilized. These services included legal, human resources, tax and driver log auditing. The cost of these services was determined based upon the number and respective salaries of the employees that we believe we would have to hire if we were to perform these services internally. These costs totaled $305,000 in each of 2003, 2004 and 2005.

In connection with the spin-off on December 31, 2004, we entered into a transition services agreement with CenTra that ensures that we will continue to have access to these services. Pursuant to the transition services agreement, we have agreed to pay CenTra $305,000 per year. The transition services agreement terminates on December 31, 2006, which will permit us to engage in an orderly transition of the services to our own administrative staff. The level of administrative services can be cut back by us without penalty at any time we choose, but CenTra is not obligated to provide substantial additional services beyond the current level.

Arrangements with CenTra and its Affiliates that We Expect to Continue

In addition to the arrangements described under the registration rights agreement and the transition services agreement described above, we are currently a party to a number of arrangements with CenTra and its affiliates that we expect to continue.

In 2003, we began to charge CenTra for certain computer services that we provided to it and its affiliates and we expect to continue providing these services indefinitely. CenTra reimburses us for the cost of providing these services, and for 2003, 2004 and 2005 we billed CenTra $55,000, $146,000 and $179,000, respectively. We do not have an agreement documenting this arrangement.

In the past we have also carried freight for CenTra and its affiliates and we expect to continue to do so in the ordinary course of our business. We have charged, and intend to continue charging, CenTra for these services at market rates. Revenue for these services totaled for 2003, 2004 and 2005 totaled $7.8 million, $3.6 million, and $940,000, respectively.

In 2005, CenTra provided transportation services to CrossRoad Carriers Intermodal, Inc., or CrossRoad Carriers, one of our subsidiaries. The cost of providing these services was $7.1 million in 2005.

We currently lease twelve office, terminal and yard facilities from CenTra and its affiliates, ten of which are leased on a month-to-month basis. One such facility is leased by Louisiana Transportation, Inc., which made $77,500 in renovations to the property in 2003 and, in exchange, CenTra agreed to provide such facility rent free until June 2005. We do not have an agreement documenting this abatement. We paid an aggregate of $313,000, $320,000 and $245,000 in rent to CenTra and its affiliates for the years ended December 31, 2003, 2004 and 2005, respectively. We believe that the rent we currently pay for these properties is at market rates.

We also lease transportation equipment, primarily trailers, from CenTra and its affiliates on a month-to-month basis. We paid aggregate rentals to CenTra of $92,000, $79,000 and $63,000 for 2003, 2004 and 2005, respectively. We believe that the rent we currently pay for this equipment is at market rates. Additionally, affiliates of CenTra preformed maintenance on our leased and owned transportation equipment, which totaled $772,000, $1.0 million and $867,000 for 2003, 2004 and 2005, respectively. We believe that the rates we paid for these maintenance services reflect market rates.

Our operating subsidiaries, except for AFA, have historically purchased all of their auto liability, workers’ compensation and general liability insurance from AIG. AIG, in turn, has historically used an affiliate of CenTra as its third party claims adjuster in connection with these policies. We have also paid our premiums for this insurance through this affiliate; all of such amounts were passed through to AIG.

We purchase our employee health insurance from an affiliate of CenTra. We paid this affiliate $779,000, $784,000 and $1,059,000 for 2003, 2004 and 2005, respectively.

Past Transactions with CenTra and its Affiliates and Arrangements that We Do Not Expect to Continue

Historically, we were a party to a number of transactions with CenTra and its affiliates that we do not expect to continue. The purchase price in each of the asset sale transactions described below was approved by Manuel J. Moroun or Matthew T. Moroun.

In March 2002, Universal Am-Can purchased approximately 800 trailers from CenTra for $5.4 million in cash. The price we paid for these trailers was equal to the then-outstanding principal amount of CenTra’s debt that CenTra had incurred when it acquired this equipment. In December 2002, we purchased land and building from CenTra for its net book value of $275,000.

Also in March 2002, we purchased a terminal facility in Columbus, Ohio and our corporate headquarters building in Warren, Michigan from CenTra and its affiliates for an aggregate of $2.8 million in cash. This price was equal to the net book value of such properties, as reflected in CenTra’s financial statements. CenTra acquired the Columbus, Ohio facility in July 2000 and our headquarters building in December 2001 for $2.5 million and $535,000, respectively.

In December 2002, we redeemed 527,500 shares of our common stock that were issued to an affiliate of CenTra when we were formed in December 2001 in consideration for the contribution by such affiliate of the Universal Am-Can operations. The total redemption price was $1.6 million, of which we paid $1.0 million in cash in January 2003 and settled the remaining $560,000 in December 2003 by forgiving an equal amount of CenTra’s indebtedness to us.

In October 2004, we declared and paid a cash dividend to CenTra of $3,100,000. In addition, we declared three in-kind dividends consisting of 1) real estate purchased in connection with the acquisition of AFA with a book value of $1,838,000, 2) a loan receivable from CenTra totaling $4,043,000 and 3) the right of first refusal and an option to reacquire certain real estate obtained from CenTra on December 31, 2003. Under the right of first refusal, if we receive a bona fide offer from a third party to purchase or lease all or any portion of this property that we decide to accept, we must notify CenTra of this fact and CenTra may elect to lease or purchase, as applicable, the portion of the property that is subject to such offer on the same terms. In addition, CenTra has the right until October 2007 to purchase the property from us for $11,616,000, plus the cost of any future improvements made to the property by us. The property has a book and fair value of $3,546,000 and $10,616,000, respectively, at December 31, 2003. The dividend of the option and right of first refusal was recorded at its fair value of $25,000 as a reduction of retained earnings and an increase in paid-in capital.

In December 2004, we agreed to a property exchange with CenTra whereby we transferred one of our terminal yards in Detroit, Michigan with a book value of $718,000 to CenTra in exchange for a Tampa, Florida office building we were leasing from CenTra. We believe the exchange will qualify as a tax-free exchange under the Code. We paid CenTra approximately $94,000, the difference in fair values of the properties.

Past Loans to CenTra

Pursuant to our dividend policy that was in effect prior to our initial public offering, we regularly paid our excess cash to CenTra. This cash was paid to CenTra either as cash dividends or as loans which were then cancelled by a combination of (i) our declaring an in-kind dividend of the corresponding note receivable, (ii) CenTra transferring certain assets to us or (iii) CenTra forgiving our indebtedness to it. Under this policy, we extended loans to CenTra in the amount of $5.0 million in December 2002 and $14.4 million in 2003. CenTra paid us $6,000 and $253,000 in interest on these loans in 2002 and 2003, respectively. These loans to CenTra were settled as of December 31, 2003 as follows:

(1) CenTra forgave $8.5 million of our indebtedness to it attributable to past income taxes and other items. The income taxes that we owed to CenTra were the result of our being included in CenTra’s consolidated tax returns for periods prior to December 31, 2003.

(2) Pursuant to our dividend policy in effect at that time, we made an in-kind distribution to CenTra in December 2003 of a $4.5 million loan receivable.

(3) CenTra transferred to us the Dearborn property, which had a net book value of $3.5 million and allowed us to record a deferred tax asset of $2.7 million. At the time of the transfer, we estimated that this property had a fair market value of $10.6 million. In accordance with applicable accounting rules, because of the related party nature of the transaction we recorded the property in our financial statements at its net book value. The deferred tax asset arose as a result of the difference between the fair value and net book value.

In February and March of 2004, we extended loans to CenTra of $4.0 million in the aggregate. These loans bore interest at approximately 3.5% per annum, and CenTra paid us approximately $69,000 of interest through October 2, 2004. Pursuant to our dividend policy in effect at that time, on October 19, 2004 we made an in-kind distribution to CenTra of the $4.0 million loan receivable corresponding to this loan.

Other Related Party Transactions

In August 2004, Universal Am-Can entered into a consulting agreement with Angelo A. Fonzi, a current member of our Board. Under the consulting agreement, in exchange for providing certain consulting services to AFA, Mr. Fonzi is entitled to receive cash payments of $10,000 per month through August 2006 and $5,000 per month from September 2006 through August 2008. In addition, we will reimburse Mr. Fonzi for reasonable expenses incurred in carrying out his obligations under the consulting agreement, provide Mr. Fonzi with the use of an automobile and provide medical insurance for Mr. Fonzi’s spouse.

We have retained the law firm of Sullivan Hincks & Conway to provide legal services during each of 2003, 2004 and 2005. Daniel C. Sullivan, a member of our Board, is a partner at Sullivan Hincks & Conway. Costs for the legal services provided by Sullivan Hincks & Conway were $50,542 in 2005.

On December 28, 2004, our Board declared a $50.0 million special cash dividend payable to CenTra, our sole shareholder on the record date for this dividend. The special dividend was paid on February 15, 2005, from the proceeds of our initial public offering.

In December 2004, CenTra assigned us its right to acquire the K and R property, a terminal yard in Dearborn, Michigan from a third party for $625,000. We acquired the property in January 2005. Additionally, in February 2005 CenTra paid us $12,500 for an option to acquire the property and a right of first refusal. Under the option, CenTra will have the right, for a three year period, to purchase the property from us for $688,000, plus the cost of any future improvements we makes to the property. Under the right of first refusal, if we receive a bona fide offer from a third party to purchase or lease all or any portion of this property that we decides to accept, we must notify CenTra of this fact and CenTra may elect to lease or purchase, as applicable, the portion of the property that is subject to such offer on the same terms.

In May 2005, we exchanged equipment with CenTra whereby we transferred 429 of our older trailers with a net book value of $915,000 to CenTra in exchange for 300 newer trailers owned by CenTra. We believe the exchange qualifies as a tax-free exchange under the Internal Revenue Code. We paid CenTra $1,000,000, the difference in fair market values of the trailers transferred and received. We recorded the trailers we received at $4,875,000, CenTra’s net book value. For tax purposes, we recorded the asset value of the trailers at $1,535,000, our tax basis in the trailers transferred of $535,000 plus the $1,000,000 of consideration paid. A deferred tax liability of $1,125,000 was recorded resulting from the difference in the book and tax bases of the trailers received less the deferred tax liability that existed on the trailers transferred. Additionally, we recorded a deemed capital contribution equaling $1,835,000, the net book value of trailers received less the net book value of the trailers transferred, the consideration paid and the deferred tax liability recorded.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of KPMG LLP served as independent registered public accountants for the Company for the year ended December 31, 2005. Our audit committee selected KPMG to continue in that capacity for fiscal year 2006 and our Board has approved this. The aggregate fees billed for professional services by KPMG in 2005 and 2004 for services consisted of the following:

Audit Fees

Fees for the audit of our annual financial statements and quarterly reviews were $293,000 for 2005, and $503,000 for 2004. Included in the audit fees for 2004 is $250,000 related to our filings of Registration Statements on Form S-1.

Audit Related Fees

Fees for services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002, “Management’s Assessment of Internal Controls” were $7,700 in 2005. No audit related fees were paid to KPMG in 2004.

Tax Fees

No fees were paid to KPMG in 2005 or 2004 for tax compliance, tax advice and tax planning.

All Other Fees

No other fees were paid to KPMG in 2005 or 2004.

Audit Committee Approval Policies

Our Audit Committee Charter includes procedures for the approval by the Audit Committee of all services provided by KPMG. Our Audit Committee has the authority and responsibility to pre-approve (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002) both audit and non-audit services to be provided by KPMG. The Audit Committee Charter sets forth the policy of the committee for such approvals. The policy allows our Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent registered public accountants’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The policy also provides that our Audit Committee will have authority and responsibility to approve and authorize payment of the independent registered public accountants’ fees.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosures

On September 13, 2004, our Board dismissed our independent registered public accounting firm, Deloitte & Touche LLP, or Deloitte, and engaged the services of KPMG LLP, or KPMG, as our new independent registered public accounting firm for the fiscal year ended December 31, 2003. The reason for the dismissal of Deloitte was that Deloitte provided services to an affiliated company during the year ended December 31, 2003, which was not permitted under auditor independence guidelines established by the SEC.

The reports of Deloitte on our financial statements for the year ended December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The independence matter involving Deloitte did not impact its reports for the year ended December 31, 2002.

During the year ended December 31, 2002, and the subsequent period preceding the dismissal of Deloitte on September 13, 2004, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference thereto in its reports on the consolidated financial statements for such periods, and no “reportable events” occurred within the meaning of Item 304(a)(1) of SEC Regulation S-K.

During the year ended December 31, 2002, and the subsequent period preceding the dismissal of Deloitte on September 13, 2004, neither we nor anyone on our behalf consulted with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of SEC Regulation S-K.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of KPMG LLP served as independent registered public accountants for the year ended December 31, 2005 and has been selected by our Audit Committee to serve as our independent registered public accountants for the year ending December 31, 2006. Although the submission of this matter for approval by the shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If the appointment is not ratified by the holders of a majority of the shares present in person or by proxy at the Annual Meeting, we will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2007 because of the difficulty and expense of making such a substitution. A representative of KPMG is expected to attend the Annual Meeting and will be available to respond to appropriate questions. That representative will have the opportunity to make a statement if he or she desires to do so.

The audit reports of KPMG on our consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2006, AS SELECTED BY OUR AUDIT COMMITTEE.

OTHER MATTERS

We are not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

SHAREHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder wishing to have a proposal considered for inclusion in our proxy solicitation material for the Annual Meeting of Shareholders to be held in 2007 must set forth such proposal in writing and file it with the Secretary of the Company no later than January 1, 2007, the date that is 120 days before May 1, 2007. Further, pursuant to Rule 14a-4, if a shareholder fails to notify us of a proposal before March 16, 2007, the date that is 45 days before May 1, 2007, such notice will be considered untimely, and management proxies may use their discretionary voting authority to vote on any such proposal.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ ROBERT E. SIGLER
Robert E. Sigler Chief Financial Officer, Vice President, Secretary and Treasurer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2006.

Revoking all prior proxies, the undersigned, a shareholder of UNIVERSAL TRUCKLOAD SERVICES, INC. (the “Company”), hereby appoints Donald B. Cochran and Robert E. Sigler, and each of them, attorneys and agents of the undersigned, with full power of substitution to vote all shares of the Common Stock, no par value (the “Common Stock”), of the undersigned in the Company at the Annual Meeting of Shareholders of UNIVERSAL TRUCKLOAD SERVICES, INC. to be held at the Marriott Harbor Beach Resort and Spa, 3030 Holiday Drive, Fort Lauderdale, Florida 33316, on June 1, 2006 at 11:00 a.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse. In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS AND FOR PROPOSAL 2.

Continued and to be signed on the reverse side.

UNIVERSAL TRUCKLOAD SERVICES, INC. 11355 Stephens Road Warren, MI 48089

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-page envelope we have provided or return it to Universal Truckload Services, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Vote on Directors

1. ELECTION OF DIRECTORS		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ name on the line below.
Nominees:	1) Donald B. Cochran	☐	☐	☐
2) Matthew T. Moroun
3) Manuel J. Moroun
4) Joseph J. Casaroll
5) Daniel C. Sullivan
6) Richard P. Urban
7) Ted B. Wahby
8) Angelo A. Fonzi

Vote on Proposal		For	Against	Abstain

2.	RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐

Please sign exactly as your name appears to the right. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please indicate if you plan to attend the meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners) Date